Translation from Hebrew

Exhibit 99.8

Amended and Restated Articles of Association

of

NextGen Biomed Ltd.

1.	Preamble	2

2.	Capital	3

3.	Shares	3

4.	Payment Calls	5

5.	Transfer of Securities	6

6.	Share Subordination	7

7.	Stock	8

8.	Changes to Capital	8

9.	Classes of Shares	9

10.	General Meetings	9

11.	Discourse at General Meetings	10

12.	Shareholder Voting	11

13.	Voting by Proxy	12

14.	The Board of Directors	13

15.	General Managers	14

16.	Actions of the Directors	15

17.	Authorities of the Board of Directors	17

18.	Secretary and Branch Ledger	18

19.	Obligating the Company	18

20.	Dividends	18

21.	Capitalization of Profits and Benefits	19

22.	Bookkeeping	21

23.	Notices	22

24.	Reorganization of the Company	23

25.	Insurance	23

26.	Indemnification	23

27.	Winding-Up	24

Translation from Hebrew

Companies Ordinance

Company Limited by Shares

Amended and Restated Articles of Association

1.	Preamble

1.1.	Definitions of words and expressions:

Words	Definition

The Company	NextGen Biomed Ltd.

The Companies Ordinance	The Companies Ordinance [New Version], 5743-1983.

The Law	The Companies Ordinance, the Securities Law, 5728-1968, and any other valid law pertaining to companies that is applicable to the Company at such time.

The Articles	The Company’s articles of association as set forth herein or as amended.

Director	Including acting, substitute or secondary director.

The Office	The Company’s registered office as shall be determined.

Securities	Shares, bonds, capital notes, securities convertible into shares and certificates granting rights to such securities.

1.2.	The provisions of Sections 2, 3, 4, 5, 6, 7, 8, 10 to the Interpretation Law, 5741-1981, shall apply mutatis mutandis also to interpretation of the Articles, in the absence of any other provision on the matter and provided nothing in the matter at hand or the context thereof contradicts such application.

1.3.	Except for as set forth in this Section, every word and expression in the Articles shall have the meaning ascribed to them in the Law unless such meaning stands in contradiction to the subject or context thereof.

1.4.	The articles of association included in the Second Addendum to the Companies Ordinance, shall not apply to the Company.

1.5.	The Company is a public company.

Translation from Hebrew

2.	Capital

2.1.	The share capital of the Company is as set forth in the Company’s Memorandum of Association and as amended from time to time by special resolution.

2.2.	Every share, without regard to par value, confers the right to be invited, to participate and vote at general meetings of the Company. All the shares have equal rights among them and with respect to the capital amounts paid, or credited as paid, on their par value, with all respects to dividends, distribution of bonus shares and any other distribution, refund of capital and participation in distribution of excess assets of the Company upon winding-up.

3.	Shares

3.1.	Subject to the provision of the Articles, the shares shall be under supervision of the Board of Directors, which shall be entitled to allocate or grant them in any other way to those persons and under such conditions and limitations, whether for a premium, par value or discount (subject to the Companies Ordinance), and at such times as the Board of Directors deems appropriate, and with all authority to make payment calls at times and amounts as determined by the Board of Directors.

3.2.	In the event two or more persons are registered as joint holders of a share, each one of them shall be entitled to approve receipt of dividends or other payments in relation to such share.

3.3.	The Company shall not recognize a shareholder as trustee, nor shall it be obligated or required to recognize a right based on rules of equity or any contingent right, or future right, or partial right to a share, or any other right relating to a share, except for the absolute right of the registered owner with respect to each share, unless such recognition is based on legal decision or requirements of applicable law.

3.4.	A shareholder is entitled to receive from the Company, at no cost, within six months from allocation or registration of transfer (unless the issuance conditions determine a different time period) one certificate for all shares of a certain class registered to his name, that shall specify the number of shares and the amount paid for them and any other detail that is important in the opinion of the Board of Directors. In the event a share is held jointly the Company shall not be obligated to issue more than one certificate for all joint holders, and delivery of such certificate to one of the joint holders shall be deemed delivery to all of them.

3.5.	Every certificate shall be imprinted with the Company stamp or seal and shall bear the signatures of one Director and the Secretary, or other persons appointed by the Board of Directors for such purpose.

3.6.	The Company is entitled to issue a new certificate in stead of a certificate previously issued, based on evidence and guarantees as the Company shall require, and after payment of an amount determined by the Board of Directors.

3.7.

In the event of issuance of shares for purpose of obtaining funds for paying expenses related to erecting facilities, or buildings or any factory equipment that may not produce revenue for an extended period, the Company shall be entitled to pay interest on the paid-up part of such share capital for the period, under

Translation from Hebrew

conditions and limitations mentioned in Section 140 of the Companies Ordinance, and to attribute the amount paid as interest to the principal amount as part of the cost of establishing the facility, building or factory equipment.

3.8.	The Company is entitled to pay commission (including underwriting fees) to any person at a rate that shall not exceed ten percent of the price of issuance of the Company’s Securities, in consideration for such person’s subscription or his agreement to have other persons subscribe to requests, whether conditional or unconditional, for Securities of the Company, and this within the framework of Section 135 of the Companies Ordinance. Payments as set forth in this Section may be paid out in cash or in Securities of the Company or part in one manner and another part differently.

3.9.	The Company is entitled to issue redeemable shares under conditions set forth in Section 141 of the Companies Ordinance.

3.10.	Bearer Share Certificates

A.	The Company is entitled, with respect to shares fully paid up, to issue bearer certificates stating that the bearer is the owner of the shares specified in the certificate. The Board of Directors shall be entitled to determine, and change from time to time, the conditions for issuance of such bearer shares, and specifically the conditions for issuance of new bearer certificates to replace a lost or defaced certificate, or the conditions under which a bearer certificate may be cancelled, and the name of the holder of the certificate shall be registered in the shareholders registry with respect to the shares specified in the certificate. A holder of such bearer certificate shall be subject to conditions existing at such time whether enacted prior to issuance of the certificate or thereafter.

B.	Bearer share certificates or vouchers for such shares shall not be issued in stead of those lost or destroyed. The Board of Directors is entitled to determine rules and conditions for issuance of bearer share certificates in stead of those lost or destroyed.

C.	Bearer share certificates shall entitle their owners to the shares specified therein, and such shares shall be transferred by transfer of the bearer certificate, and the provisions of the Articles with respect to transfer of shares and transferability by operation of the Law, shall not apply thereto.

D.

The holder of a bearer certificate is entitled to deposit the certificate at the Office or any other place determined by the Board of Directors at any time he wishes to do so, and after 48 hours from the deposit, the depositor shall have the right to sign a request for assembling the general meeting of the Company, participate in any general meeting of the Company, vote in such meeting, and exercise all other rights granted to a shareholder at any general meeting assembly, as if his name was registered in the shareholders registry as owner of the shares

Translation from Hebrew

specified in the deposited certificate. Only one person shall be recognized as depositor of a certain bearer certificate. Upon at least two days advance written notice, the Company shall return to the depositor the bearer certificate.

4.	Payment Calls

4.1.	In the event according to the issuance conditions of shares, no date was determined for payment of any part of the price that is due thereunder, the Board of Directors shall be entitled to make payment calls to the shareholders from time to time for the amounts yet to have been settled for the shares held by them, and every shareholder shall be obligated to pay to the Company the amount required from him, provided he received an advance notice of 14 days regarding the time and place for payment, at the specified time and place set therefore.

4.2.	Payment calls may be cancelled or postponed, as shall be determined by the Board of Directors.

4.3.	The Board of Directors may discriminate between shareholders with respect to the payment call amounts and/or due dates.

4.4.	Joint owners of shares shall be responsible jointly and severally for payment of payment calls and the amount associated with such calls.

4.5.	In the event a payment call is not fulfilled until the date set therefore, the shareholder or the person to whom the share was issued, shall be obligated to pay interest and linkage on the call amount, as shall be determined by the Board of Directors from the due date of the payment and until such payment is settled. The Board of Directors shall be entitled to waive any or all interest and linkage.

4.6.	Any amount that according to the issuance conditions of a share must be settled at the time of issuance or at a specified time, whether on account of the par value or the premium, shall be considered for purpose of the Articles as a lawfully made payment call, while the settlement date is the date set for payment. In the event of nonpayment all sections of the Articles relating to interest, linkage and expenses, forfeiture of shares etc, and all other sections of the Articles related to the matter shall apply as if such amount was lawfully called and notice provided as set forth above.

4.7.	A shareholder shall not be entitled to dividends or rights as a shareholder, unless he has settled all payment calls including interest, linkage and expenses, if any.

4.8.	The Board of Directors may accept from a shareholder wishing to pre-pay, payments on account of his shares in addition to amounts actually required to be paid, and may pay interest to the shareholder for any amount pre-paid as set forth above, or on any part thereof that exceeds the amount required to be paid on account of the shares with respect to which the first payment was made, or reach any other arrangement to compensate the shareholder for advancing payment.

4.9.	In the event a shareholder has not fully settled a payment call or installment, the Board of Directors shall be entitled, at any time thereafter, and as long as the payment call remains unsettled, demand payment of the call amount with the addition of interest and linkage, as well as other expenses caused due to such nonpayment.

Translation from Hebrew

4.10.	The demand shall specify the time, which shall be no earlier than thirty days from the date of the notice, due for settlement of the payment call with the addition of interest, linkage and expenses caused due to nonpayment. The notice shall also specify that in the event of nonpayment by the date specified at the specified place, the securities with respect to which the payment or installment are called, are expected to be forfeited. In the event the shareholder does not fulfill the demand, any share with respect to which such notice was provided may be forfeited at any time thereafter according to decision of the Board of Directors. Forfeited shares shall include all dividends of such shares that have not been paid prior to forfeiture, even if declared.

4.11.	The Board of Directors may sell, reallocate or transfer in any other way any share forfeited in such manner as deemed fit, together with or without any amount settled on account of the share or deemed settled thereon.

4.12.	The Board of Directors may, at any time prior to the sale or other method of transfer of forfeited shares, cancel the forfeiture under such conditions as determined by the Board of Directors.

4.13.	A shareholder whose shares have been forfeited shall be obligated to pay to the Company, in spite of the forfeiture, all payment calls that have not been paid in relation to such shares prior to the forfeiture, with the addition of interest and linkage until the date of payment, in the same manner exactly is if the shares were not forfeited, and to fulfill any other demands and claims that the Company could have required with respect to the shares until the forfeiture date, without deduction or discount for the share value on the date of forfeiture. The shareholder’s obligations shall cease only after the Company receives the full amount determined at the time of issuance of the shares.

4.14.	The Board of Directors may collect the funds forfeited or part thereof, as deemed fit but shall not be obligated to do so.

4.15.	Forfeiture of shares shall cause the annulment of any right in the Company and any claim or demand towards it with respect to the share, except for those rights and obligations excluded from such rule according to these Articles, or which the Law grants to or imposes on a former shareholder.

5.	Transfer of Securities

5.1.	Transfer of Securities of the Company shall be made in writing in the acceptable manner, or as determined by the Board of Directors and may be with the signature of the transferor only, provided an appropriate transfer deed signed by the transferor is delivered to the Company.

5.2.	Transfer of Securities not fully paid-up, or Securities that the Company has a lien or a pledge on, shall have no effect unless approved by the Board of Directors that may decline to register such transfer at its sole discretion and without being required to provide any reason therefore.

Translation from Hebrew

5.3.	At the time of transfer of shares not fully paid-up the signature of the transferee and signature of a witness to the signatures are required on the transfer deed.

5.4.	The transferor shall continue being considered the owner of the transferred Securities, until the name of the transferee is registered in the Company ledger.

5.5.	The transfer deed shall be submitted to the Office for registration together with certificates that are to be transferred and all other evidence that the Company shall require with respect to the ownership right of the transferor, or his right to transfer the Securities. The transfer deeds that are registered shall remain with the Company.

5.6.	The Company may require payment of a fee for registering the transfer at a rate determined by the Board of Directors from time to time.

5.7.	The Board of Directors may lock the Company ledger, up to a period of 30 days every year.

5.8.	Upon the passing of a holder of Securities of the Company, the Company shall recognize the guardians or estate administrators, executors of the will, and if none are nominated the heirs of the holder of Securities of the Company, as exclusive title holders to the Securities of the Company after proving entitlement as determined by the Board of Directors.

5.9.	In the event the passing shareholder held Securities jointly with others, the Company shall recognize the remaining holder as shareholder with respect to such Securities, however this shall not release the estate of the joint shareholder of the Security from any obligation with respect to the Security jointly held.

5.10.	A person acquiring a right to Securities due to appointment as guardian or estate administrator or heir of a shareholder or liquidator, receiver or trustee in bankruptcy of a shareholder or according to provisions of another law, shall be entitled, upon presenting proof of his right as required by the Board of Directors, to be registered as owner of the Securities or to transfer them, subject to the provision contained in the Articles with respect to transfer, to another person.

5.11.	A person acquiring rights to Securities as result of transfer by operation of the Law, shall be entitled to dividends and other rights under the Securities, and shall be entitled to accept and grant receipts for dividends or other payments under the Securities, but shall not be entitled to receive notices with respect to or participate in or vote at any general meetings of the Company with respect to such Securities, or exercise any other rights conferred by the Securities except for as set forth above, until his registration in the Company ledger.

6.	Share Subordination

6.1.

The Company shall have a first degree pledge and a lien on all the shares not fully paid-up that are registered to the name of any shareholder and on the proceeds of their sale, with respect to funds (whether the time for their settlement has passed and whether not), the payment of which has been called or that are due at a certain time for such share. The Company shall also have a pledge right on all the shares (except for shares that have been fully paid-up) registered to the

Translation from Hebrew

name of a shareholder for guaranteeing funds due from him or his estate whether for his own debts or jointly with others. This pledge shall apply also to the dividend declared from time to time with respect to such shares.

6.2.	For purpose of exercising the pledge and lien the Board of Directors may sell the shares that the pledge applies to in the manner it deems fit, but shall not implement the sale until after the date set for payment and after written notice has been provided to such shareholder, his heirs, executors of his will or administrators of his estate or to whoever acquired rights to the shares due to bankruptcy of the shareholder with respect to the intention of the Company to sell them, and the amounts due have not been settled within fourteen days following the notice.

6.3.	The net consideration from any such sale, following payment of expenses related to the sale, shall serve for settlement of the debts or obligations of such shareholder and the balance (if any) shall be paid to him, his heirs, executors of his will, administrators of his estate or his successors.

6.4.	In the event of sale following forfeiture, or for purpose of realization, or lien, or pledge while allegedly exercising the authorities specified above, the Board of Directors may register them in the ledger to the name of the purchaser, and the purchaser shall not be obligated to examine the eligibility of the actions or the manner of use of the purchase price. Following registration in the ledger to his name no person shall appeal the validity of the sale.

7.	Stock

7.1.	The Company, at its general meeting, may convert fully paid-up shares to stock, and convert stock to fully paid-up shares of any kind; in the event shares were converted to stock, the holders thereof shall be entitled to transfer their benefits in such stock, or any part thereof, in the same manner and subject to the same conditions applicable to transfer of shares in the Company or as close as possible considering the circumstances. The Board of Directors may determine from time to time the minimum amount of stock that may be transferred, however such amount shall not exceed the par value of shares from which the stock was created.

7.2.	The stock shall confer to its holders the same rights conferred to shareholders with respect to participation in profits and voting at the general meetings of the Company, and for other purposes that would be conferred by such quantity of shares in the Company of the class converted into stock.

7.3.	Conversion of shares to stock shall not prejudice any other special right attached to the shares that were converted and not diminish from it. Except for as aforementioned, and if the circumstances allow, all provisions of the Articles shall apply to stock and to shares.

8.	Changes to Capital

The Company, by special resolution, may do any of the following:

A.	Consolidate and divide all or part of its share capital to shares at a greater par value.

Translation from Hebrew

B.	Cancel shares that have not yet been allocated.

C.	Divide its share capital, all or part thereof into shares of lesser par value than as set forth in the Company’s Memorandum of Incorporation or its Articles of Association by redistributing all or part of its shares, at such time. These actions shall be subject to the provisions of the Law and in a manner so that with respect to shares created as result of the redistribution it shall be possible in the resolution regarding redistribution to grant to one or more shares preferred rights or an advantage with respect to capital dividends voting or other rights in preference over the remaining shares or part thereof.

D.	To reduce its share capital and any reserve fund for capital redemption in the manner deemed appropriate and to use all or part of the options specified in Section 151 of the Companies Ordinance.

E.	To increase its share capital whether or not all its registered shares have been issued at such time. The increased capital shall be divided between shares conferring preferred or deferred or other special rights (subject to special rights of an existing class of shares) or subject to conditions and limitations with respect to dividends, returning capital, voting or other conditions, as instructed by the general meeting in its resolution to increase the capital, and in the absence of any special instruction, according to conditions determined by the Board of Directors.

9.	Classes of Shares

9.1.	So long as not determined otherwise in the share issuance conditions, any class rights may be amended following adoption of a special resolution of the Company approved by special resolution adopted by an extraordinary meeting of the shareholders of the same class, or the written consent of all shareholders of such class.

9.2.	The provisions of these Articles regarding general meetings shall apply, mutatis mutandis, to class meetings. The legal quorum for an adjourned class meeting shall be the presence of at least two persons holding or representing at least a third of the shares issued from the same class. Every shareholder of the same class present in person or by proxy may demand a poll vote, whether before or after vote by show of hands.

9.3.	The rights conferred to holders of a certain class of shares issued with special rights, shall not be considered amended by the creation or issuance of additional shares equal in rank, unless stipulated otherwise in the issuance terms of such shares.

10.	General Meetings

10.1.

General meetings shall be assembled at least once per year at time determined by the Board of Directors, and no later than fifteen months following the previous general meeting, and at the location determined by the Board of

Translation from Hebrew

Directors. Such general meetings shall be referred to as “ordinary meetings”, other meetings of the Company shall be referred to as “extraordinary meetings”.

10.2.	The ordinary meeting:

A.	Shall discuss the report of the Board of Directors and approve such report if it deems appropriate;

B.	Shall discuss the profit and loss statement and the balance sheet and approve these reports if it deems appropriate;

C.	Shall appoint the auditor and determine its compensation or authorize the Board of Directors to determine the compensation;

D.	Shall appoint the Board of Directors as set forth in Section 14 hereunder;

E.	Shall discuss all other matters that need to be discussed at the ordinary meeting, according to the Articles or the Law.

10.3.	Any other matter brought for discussion at an ordinary meeting and any matter brought for discussion at an extraordinary meeting shall be deemed “special matters”.

10.4.	The Board of Directors may assemble extraordinary meetings at its discretion, and it shall be obligated to assemble an extraordinary meeting according to a written request as set forth in Section 109 of the Companies Ordinance. Every such request shall specify the purposes for which the meeting is called and shall be signed by the requesting parties and delivered to the Office. The request can be comprised of several identical documents each signed by one or more requesting parties. In the event the Board of Directors fails to assemble a meeting within 21 days of the aforementioned request date, the requesting parties or any part thereof, representing more than half of the total voting rights thereof, shall be entitled to assemble the meeting themselves, however a meeting assembled in such way shall not be held following three months from submitting the request.

10.5.	The Board of Directors shall provide advance notice of at least seven days regarding the place, date and time of the meeting, and in the event a special matter is to be discussed, the general essence of such matter. The notice shall be given to those shareholders entitled according to the Articles to receive a notice from the Company. In any event a special resolution is brought for discussion advance notice of at least twenty one days shall be granted.

10.6.	A meeting may be assembled upon shorter notice, if granted the consent of all shareholders entitled at such time to receive notices. A waiver may be granted in writing post factum also after assembly of the meeting.

11.	Discourse at General Meetings

11.1.	A general meeting shall not commence unless a legal quorum is present at such time. Two shareholders present in person or by proxy holding or representing a third of the voting rights in the Company shall constitute a legal quorum.

Translation from Hebrew

11.2.	If no legal quorum is present upon the lapse of half an hour from the time set for the meeting, the meeting shall stand adjourned, for one week to the same time and same place, or to a different day, time and place as shall be determined by the Board of Directors in a notice to the shareholders, and the adjourned meeting shall discuss matters for which the initial meeting was called. Any quorum shall be considered a legal quorum at the adjourned meeting.

11.3.	The chairman of the Board of Directors (if appointed) shall chair all general meetings. In the absence of a chairman, or if not present within 15 minutes of the time set for the meeting, the present shareholders shall select a Director, or if no Director is present, one of the present shareholders shall be selected to chair the meeting.

11.4.	With approval of a meeting where a legal quorum is present, the chairman may, and according to the request of the meeting shall be required to, adjourn the meeting from time to time and from place to place, as the meeting shall decide. In the event the meeting is adjourned for seven or more days a notice of the adjourned meeting shall be provided in the way notice is provided about an initial meeting. Except for the aforementioned a shareholder shall not be entitled to receive any notice of adjournment or of the matters to be discussed at an adjourned meeting. The adjourned meeting shall not discuss any matters except those that could have been discussed at the meeting that decided to adjourn.

12.	Shareholder Voting

12.1.	At every general meeting resolutions up for vote shall be adopted by poll.

12.2.	Voting shall be held according to the instructions of the chairman and its outcome shall be considered a resolution of the meeting. In the event a poll vote is required for selecting a chairman, or for adjourning the meeting to another time, the vote shall be held immediately.

12.3.	Requesting a vote shall not prevent continuation of the meeting for discussing any other matter, save for the matter with respect to which the vote was requested.

12.4.	Every shareholder shall be entitled to one vote for each fully paid-up share held by it. In the event of equilibrium the resolution shall be deemed rejected.

12.5.	A person legally incompetent may only be permitted to vote by trustee, natural guardian, or other legal guardian. Such persons shall be permitted to vote in person or by proxy.

12.6.	In the event two or more persons are joint owners of a share, only the first of the joint owners shall vote, whether in person or by proxy, without taking into consideration the other registered joint owners of the share. For such purpose the person whose name is listed first in the shareholders registry shall be deemed the first of the joint owners.

Translation from Hebrew

12.7.	Subject to the provisions of the Law, a resolution shall be deemed valid if it is made in writing signed by all holders of shares issued at such time, and entitling their owners to participate and vote at general meetings of the Company, or of such class of shares that the resolution refers to, as applicable, and shall be valid for any purpose as a resolution adopted by the general meeting of the Company, or of a meeting such class of shares as the case may be, duly called and assembled for purpose of adopting such resolution. Such resolution may be made of several identical documents each signed by one or more shareholders.

12.8.	A shareholder shall not be entitled to vote at any general meeting or be considered for quorum, so long as he is in debt to the Company for payments called under the shares held by him, unless the terms of issuance of such shares determine otherwise.

13.	Voting by Proxy

13.1.	A shareholder may appoint a proxy to vote in his stead. A proxy does not have to be a shareholder of the Company. Appointment of proxy shall be in writing signed by the appointing shareholder or his legally appointed attorney in writing, and if the appointing shareholder is a corporation, appointment shall be by made by seal or stamp of the corporation together with signatories of the corporation.

13.2.	Voting according to terms of proxy shall be lawful even if before the vote the appointing shareholder passes away, becomes legally incompetent, or declares bankruptcy, or in the case of a corporation – is liquidated, or the proxy document cancelled, or the share under which proxy is granted was transferred, unless written notice is received a the Company’s Office prior to the meeting whereby the shareholder has passed away, has become legally incompetent, or has declared bankruptcy, or liquidated in the case of a corporation, or cancelled the proxy document or transferred the share.

13.3.	A proxy appointment instrument and power of attorney or other instrument or a notarized copy thereof, shall be deposited in the Office or in another place or places in Israel or outside of it, as the Board of Directors shall determine from time to time in general, or with respect to a particular event at least forty eight hours prior to the time set for the meeting or adjourned meeting in which the proxy intends to vote, and without such deposit the appointment shall not be valid. A proxy appointment instrument shall be void following 12 months from the day it was signed. In the event an appointment instrument or power of attorney or other certificate or notarized copy thereof is deposited in relation to a certain meeting, there shall be no need to redeposit such appointment instrument before an adjourned meeting of the same meeting.

13.4.	A proxy appointment instrument whether for a certain meeting and whether of other nature shall be in the acceptable form.

Translation from Hebrew

14.	The Board of Directors

14.1.	The number of Directors of the Company shall be set from time to time by the general meeting by regular resolution, provided it does not fall from 3 and not exceed 12 Directors.

14.2.	Electing Directors (except for Directors from the public):

A.	The Directors shall be elected by the ordinary meeting of the Company every year, and shall serve in tenure until the end of the next ordinary meeting, unless their office is vacated earlier according to the Articles. The elected Directors shall enter into their position at the end of the meeting in which they were elected.

B.	At every ordinary meeting all the Directors shall retire from office. A Director retiring from office may be reelected. So long as an ordinary meeting has not been assembled, in which the Directors must resign as aforementioned, all the Directors shall continue in their office until the assembly of an ordinary meeting of the Company, unless an office of a Director is vacated earlier according to these Articles.

C.	In the event at such ordinary meeting no Directors are elected, all the retiring Directors shall continue tenure until they are replaced by the Company’s general meeting.

14.3.	Except for with regards to Directors whose tenure has expired at the date of the meeting, or person recommended to serve as Director by the Board of Directors, candidates shall not be proposed at the general meeting of the Company unless a written notice signed by a shareholder of the Company (but not by the candidate) entitled to participate and vote in such meeting is delivered to the Company’s Office no less than 48 hours and not more than forty two days prior to the time set for the meeting, expressing his intention of proposing such candidate for office of Director, accompanied by the written agreement of the proposed candidate to be elected as set forth above.

14.4.	Members of the Board of Directors shall be entitled to a compensation for their tenure as Directors of the Company. The compensation of the Directors may be set as a lump sum or as payments against participation in meetings. In addition to his compensation each Director is entitled to recover his reasonable expenses for travel, per diem expenses and other expenses related to performing his duties and serving as Director.

The terms of tenure and compensation of Directors shall be approved by the audit committee, by the Board of Directors (provided the Board of Directors shall discuss the approval only once approval of the audit committee has been obtained) and by the general meeting (provided the general meeting shall discuss the approval only once approval of the Board of Directors has been obtained).

14.5.	The office of a Director shall be vacated upon any of the following events:

A.	If the Director resigned from office by written notice signed by him and delivered to the Company’s Registered Office.

B.	If the Director has declared bankruptcy or reached settlement with his creditors in the framework of bankruptcy proceedings.

Translation from Hebrew

C.	If the Director was declared legally incompetent.

D.	Upon the Director’s passing away, or in the case of a corporation – upon winding-up.

E.	If the Director was removed from office by the general meeting, as set forth in Section 14.8.

14.6.	In the event an office of Director is vacated, the remaining Directors shall be permitted to continue operating so long as the number of remaining Directors has not dropped from the minimal number of Directors set forth in the Articles. In the event the number of remaining Directors dropped from the aforementioned minimum, the remaining Directors shall be permitted to operate only for the purpose of assembling a general meeting of the Company.

14.7.	The Directors have the right at any time to appoint a person as Director, whether for fulfilling an office vacated at random or as a supplement to the Board of Directors, provided the number of Directors does not exceed the maximum number of Directors as set forth in the Articles. Every Director appointed according to the provisions of this Section shall serve in office until the next ordinary meeting and may be reelected.

14.8.	The general meeting may resolve by ordinary resolution to remove a Director from office prior to the end of his tenure and it may appoint by ordinary resolution another person in his stead as Director of the Company, as well as appoint Directors in the event the number of members of the Board of Directors falls from the minimum determined by the general meeting.

14.9.	Approving engagements:

A transaction that is not extraordinary between the Company and an Officer of the Company, including a Director, or between the Company and any other person in which an Officer of the Company, including a Director, has a personal interest, as set forth in Sections 96-30 and 96-31 of the Companies Ordinance shall be approved by the audit committee and the Board of Directors which shall determine that the engagement does not harm the interests of the Company, and provided that in the discussion on approving the engagement, the Directors having a personal interest in such transaction shall not be present and not vote. The approval of the Board of Directors to such transaction shall be provided following the approval of the audit committee.

15.	General Managers

15.1.	The Directors may from time to time appoint a general manager or general managers of the Company, if for a defined term or for an undefined term, and they may from time to time remove or terminate him or them from his or their positions (subject to the provisions of every contract between him or them and between the Company), and appoint another or others in his or their stead.

15.2.

The Board of Directors may grant the general manager in office at such time, those authorities it has according to the Articles as deemed fit, and it may grant from these authorities for a certain term and for certain purposes and under

Translation from Hebrew

such conditions and limitation as it deems useful, and it may grant these authorities in addition to its authorities or instead of all or some of them and it may from time to time cancel, revoke and change these authorities all or part.

15.3.	The wage of the general manager shall be determined by the Board of Directors taking into consideration any contract between him and the Company. It may be in the form of salary, commission or shared profits or all or some of these forms.

16.	Actions of the Directors

16.1.	The Directors shall convene every once in a while for managing the Company’s affairs and may postpone their meetings as deemed appropriate. A Director may call for a meeting of the Board of Directors at any time and the Secretary if asked to do so by a Director shall be required to do so.

16.2.	Legal quorum and Director entitled to receive notice

A.	The legal quorum for meetings of the Board of Directors shall be determined by the Board of Directors and so long as not determined otherwise the legal quorum shall be the presence of a majority of the Directors.

B.	Every Director located within the borders of Israel shall be entitled to receive notice regarding assembly of the Board of Directors (hereinafter: “Notice”).

C.	A Director that exits the borders of Israel (hereinafter: “Absent Director”) and wishes to receive Notices during his absence, shall leave with the Company Secretary an address and/or telephone and/or fax number and/or email address or any other means of communication by which he may be notified of meetings of the Board of Directors during his period of absence (an Absent Director who left details with the Company Secretary as specified above together with Directors located within the boarders of Israel: “Directors Entitled to Receive Notices”).

D.	An Absent Director who did not leave details as specified in this section above, shall not be entitled during his leave of absence outside of Israel to receive Notices, unless he requested to pass the Notice to a substitute Director on his behalf, appointed as set forth in Section 16.4 hereunder.

E.	Written record of the Company Secretary shall be deemed conclusive evidence of providing notice to the Absent Director Entitled to Receive Notice.

16.3.	Resolutions of the Company’s Board of Directors shall be adopted in one of the following ways:

A.	By meeting held at the Company’s offices or any other place determined by the person calling the meeting (hereinafter: “Physical Meeting”).

Translation from Hebrew

An Absent Director Entitled to Receive Notice is entitled to participate in a Physical Meeting through teleconference or other means of communication, including videoconference.

B.	By resolution signed by all members of the Board of Directors entitled to receive Notice, or that all members of the Board of Directors entitled to receive Notice have approved – in writing or by telegram or by fax their participation therein, shall be valid, for all intents and purposes, as if adopted at a meeting of the Board of Directors duly assembled.

The same shall apply to instruments prepared by the Board of Directors by telephone approval or teleconference or any other means of communications including videoconference granted thereto by the Directors entitled to receive Notice.

16.4.	Every Director is entitled to be present and vote at every meeting of the Board of Directors through a different Director or other person appointed by him, serving as his legal representative or substitute according to the decision of the appointer. Appointment of legal representative requires the consent of a majority of the members of the Board of Directors (however appointment of a legal representative or substitute that himself is a Director in the Company does not require approval of the Board of Directors), and the legal representative or substitute shall serve in such capacity either for one meeting or for a defined period of time or until cancellation of the appointment. Any legal representative or substitute shall have the number of votes as the number of Directors by whom he was appointed and if he himself is a Director he shall have the aforementioned votes in addition to his own vote. Appointment of a legal representative or substitute shall be in writing.

16.5.	The Directors may choose a chairman for their meetings, and determine the term of the appointment. And unless determined otherwise, the chairman shall be chosen annually. In the event no chairman was chosen, or the chairman is not present within 15 minutes from the time set for a meeting, the Directors present shall choose one of them to be the chairman for such meeting.

16.6.	Questions arising in meetings of the Board of Directors shall be decided by majority vote of the Directors present and voting. In any event of equilibrium of votes of Directors present and voting, the resolution shall be deemed rejected.

16.7.	Every meeting of the Board of Directors where a legal quorum is present shall be entitled to exercise all or part of the authorities, powers and discretion granted at such time according to the orders of the Company to the Directors or those under their control.

16.8.

The Directors may delegate their authorities or part thereof to committees as they deem appropriate and they may from time to time cancel such delegation. Every such committee when exercising such authorities shall be obligated to follow all instructions imposed from time to time by the Directors. The committee may be comprised also from people who are not Directors. The provisions regarding proceedings of meetings of the Directors shall apply to

Translation from Hebrew

meetings and discussions of any such committee comprised of two or more members, in so far as such provision are appropriate and so long as no other rules have been enacted by the Directors according to this Section.

16.9.	The Board of Directors shall appoint an audit committee from among its members. The number of members of the committee shall be no less than three, and all Directors on behalf of the public shall be members of such committee.

16.10.	All acts performed in good faith at meetings of the Directors or by a committee of the Board of Directors or by any person acting as a Director shall be valid even appointment of such Director or person acting as set forth above is later discovered to have been defective or prohibited, as if such person was duly appointed and was qualified to serve as Director.

16.11.	The Directors shall make sure minutes of meetings of the Board of Directors are properly maintained and shall include:

A.	The names of those participating and those present at every meeting;

B.	All resolutions and essence of discussions at such meetings;

Minutes in the form specified above signed by the chairman of such meeting or by the chairman at the following meeting shall be accepted as decisive evidence of the matters recorded in such minutes.

17.	Authorities of the Board of Directors

17.1.	Management of Company affairs shall be in the hands of the Board of Directors that is entitled to use all authority and perform all actions that the Company is permitted to do according to the Company’s Memorandum of Incorporation or in any other way that the Articles or the Companies Ordinance do not instruct or require to be performed by the Company’s general meeting. All this subject to the provisions of the Companies Ordinance and the Articles and any resolutions that do not contradict these Articles and resolved from time to time by the general meeting of the Company provided no such resolution shall invalidate an act previously performed by the Board of Directors and that was valid if not for such resolution.

Without derogating from the generality of the aforementioned, the Board of Directors may appoint senior officials and other functionaries of the Company and determine their area of authority, working conditions and wage.

17.2.	The Board of Directors shall be entitled from time to time and according to its discretion, to obtain, borrow or guarantee payments of money for purposes of the Company. The Board of Directors shall be entitled to obtain or guarantee payments or return of monies aforementioned according to its discretion and especially by issuing debentures or stock bonds guaranteed by pledge of the property and rights of the Company, all or part thereof and including Company capital that has not yet been called for payment.

Translation from Hebrew

18.	Secretary and Branch Ledger

18.1.	The Board of Directors shall be entitled to appoint the Company Secretary according to conditions it deems appropriate and to appoint a deputy secretary and determine their areas of responsibility and authority.

18.2.	The Company shall be entitled while considering the provisions of the Law and in accordance thereto, maintain in any other country registries of shareholders residing in such country and use all other authorities mentioned in the Law with respect to such branch registries.

19.	Obligating the Company

19.1.	The signature of any person appointed from time to time by the Board of Directors in general, or for a specific occasion, whether by himself or together with others, together with the seal or stamp of the Company or its printed name, shall obligate the Company.

19.2.	The Board of Directors may determine separate signatory rights for various businesses of the Company and with respect to the amount each person is authorized to sign.

20.	Dividends

20.1.	Subject to special rights attached to special shares according to their terms of issuance, profits of the Company resolved to be distributed as dividend shall be paid out relatively according to the amount paid or credited on the par value excluding am amount paid on account of a payment call.

20.2.	If not determined otherwise in the issuance terms of the shares, all dividends on shares that were not fully paid-up within a certain period for which dividends are being paid, shall be paid out proportionally to the amount paid-up or credited as paid-up on the par value of the shares within any part of the aforementioned period (pro rata temporis).

20.3.	The Board of Directors may, at its discretion, allocate to special funds any amount of the profits of the Company, or of the revaluation of its assets, or the relative part of revaluation of the assets of its affiliated companies and to determine the designation of these funds.

20.4.	The Company may declare at a general meeting distribution of dividends to be paid to shareholders according to their rights and benefits in the profits and determine the time of payment. No dividend greater than the recommendation of the Board of Directors shall be declared, however the Company may declare at the general meeting a smaller dividend than what was recommended.

20.5.	The Board of Directors may from time to time pay to shareholders interim dividend on account of future dividend as deemed appropriate according to the condition of the Company’s earnings.

20.6.	The dividend shall be paid to whoever was registered in the Company’s shareholders registry on the day set for payment.

20.7.	If no other instructions are given, any dividend may be payable by check or payment order sent by mail to the registered address of the shareholders or the

Translation from Hebrew

person entitled thereto. Or in the case of joint registered owners, to the shareholder whose name appears first in the registry with regards to joint ownership. Every such check shall be made to the order of the person to which it is sent. Acceptance by the person who on the date of declaring the dividends is registered as the owner of the share, or in the event of joint owners – of one of the joint owners, shall be considered a release with respect to payment made in regards of such share.

20.8.	The Board of Directors may invest any dividend not demanded within one year following the declaration or use it in any other way for the benefit of the Company until demanded. The Company shall not be obligated to pay interest or linkage for dividend not demanded.

20.9.	Every general meeting declaring dividend may decide that such dividend shall be paid, all or in part, by distribution of certain assets, and especially of fully paid-up shares, bonds or stock bonds of any other Company or a combination of the above forms.

21.	Capitalization of Profits and Benefits

21.1.	The general meeting with the recommendation of the Board of Directors may resolve that Company profits that have not been distributed, or premiums on shares, or funds created by revaluation of Company assets, or equity based funds created from profits of affiliated companies, or from revaluation of assets of affiliated companies and capital redemption funds, be capitalized and distributed between those shareholders that would have been entitled to receive them if they were distributed as dividends and in the same ratio, in a manner so that they be in their hands as capital, and that such capitalized money, all or part, be used on behalf of those holders for full settlement, whether according to par value and whether with the addition of such premium as resolved, of shares, debenture or stock bonds of the Company that shall be distributed in accordance thereto or for settlement of stock bonds previously issued, and that such distribution or payment be accepted by such shareholders as full consideration for their benefit in such capitalized amount, as determined by the Board of Directors.

21.2.

The general meeting resolving to distribute bonus shares may, at the recommendation of the Board of Directors, resolve that the Company transfer to a special fund designated for future distribution of bonus shares, an adequate amount so that when capitalized it shall be sufficient for allocating to whoever has at such time a right to purchase shares of the Company (including rights exercisable only at a later date) bonus shares at such par value as would apply if he would have exercised his right to purchase shares at the eve of the date that is the effective date for determining eligibility to receive bonus shares (in this Section – the “effective date”) at the cost of the right that is valid at such time, and in the event that after the effective date the owner of the aforementioned right shall exercise his right to purchase the shares or part thereof, the Board of Directors shall allocate to him fully paid-up bonus shares at such par value that he would have been eligible to if he would have exercised his right to purchase the shares on the eve of the effective date for the shares actually purchased, and

Translation from Hebrew

this by suitable capitalization performed by the Board of Directors out of the special fund aforementioned. With regards to determining the par value of the bonus shares that shall be distributed, any amount transferred to the special fund created due to a previous distribution of bonus shares, shall be deemed as if it has already been capitalized and from which shares allocated entitling the owners of right to purchase shares of the Company, to bonus shares.

21.3.	During distribution of bonus shares each shareholder of the Company shall receive shares of the same kind by virtue of which he has the right to receive bonus shares as determined by the Board of Directors.

21.4.	The Board of Directors may declare distribution of bonus shares as interim distribution.

21.5.	The following provisions shall apply to all allocation and issuance of Securities in by way of capitalization and relating to shares included in bearer share certificates, in the event the Company shall issues bearer shares:

A.	The Board of Directors may allocate and issue to a trustee or legal representative appointed by him for such purpose all the Securities that are to be allocated to all the shareholders included in the bearer certificates, and may grant to the trustee or the representative, the power or instructions with respect to exercise of the Securities allocated to them, all or part thereof and this in order to simplify their distribution or for any other purpose as deemed fit.

Every allocation and issuance as aforementioned shall be deemed a valid allocation and issuance with respect to those persons entitled to their share in such capitalization by virtue of bearer shares.

B.	In order to locate all shareholders entitled by virtue of bearer certificates to benefits deriving from such capitalization, the Board of Directors shall announce at least once in an Israeli newspaper and in any other paper (if any), as the Board of Directors shall determine, from time to time a notice regarding the resolution, the capitalization and the manner of distributing capitalized amounts, as well as the voucher number that needs to be presented in order to receive the benefit. Upon presentation and delivery of the aforementioned voucher at the place announced in the notice, the presenter shall be entitled to the benefits deriving from such capitalization pro rata to the number of shares specified in the bearer share certificate to which the voucher relates. In addition the Board of Directors may determine in such notice a time (not earlier than six months from the announcement date), following which Securities not demanded shall be sold by the trustee or legal representative, and any person appearing thereafter presenting the voucher as set forth in the notice shall only be entitled to receive the net proceeds from the sale, and the fruits accumulated thereunder.

Translation from Hebrew

C.	The Company, the trustee and the legal representative shall be entitled to recognize the absolute right of a person presenting, in the manner set forth above, the voucher specified in the announcement to all the benefits deriving from the capitalization and relating to the shares specified in the bearer shares certificate to which the vouchers are attached. Presentation of the voucher shall be a good discharge for the Company, the trustee and the legal representative to deliver the Securities to the presenter of the vouchers or (as the case may be) for payment of the net consideration for sale of the Securities.

21.6.	For purpose of performing any resolution according to the provisions of Sections 20 and 21, the Board of Directors may settle as it deems appropriate any difficulty arising in relation to distribution of bonus shares and specifically issue certificates of fractions of shares and sell the fractions in order to pay their consideration to those entitled and to determine the value for purpose of distributing certain assets and to decide that payments in cash be made to shareholders based on the value so determined, or that fractions worth less than NIS 0.10 not be taken into account for purpose of adjusting the rights of all the parties. The Board of Directors may make cash payments or grant certain such assets to trustees in trust for the persons entitled to dividend or to capitalized fund as the Board of Directors shall deem beneficial.

21.7.	Whenever required according to applicable law a contract must be attached in accordance with Section 129 of the Companies Ordinance. The Board of Directors may appoint according to its discretion a trustee to sign such contract in the name of the persons entitled to dividends or capitalized fund.

22.	Bookkeeping

22.1.	The Board of Directors shall make sure that Company books are properly maintained and that an annual balance sheet and profit and loss statement are prepared as well as any other report that the Company must prepare according to applicable law.

Ledgers shall be kept at the Office or at such place as the Board of Directors deems fit and shall be open to review of the Directors.

22.2.	The Board of Directors may resolve at its sole discretion the conditions under which the ledgers and books of the Company or any thereof shall be open to review of the shareholders, and no shareholder (who is not a Director) shall have any right to review any book or ledger or document of the Company unless granted a right by virtue of the Law or permitted to do so by the Board of Directors.

22.3.

No later than eighteen months following the incorporation of the Company, and following which at least once per year, the Board of Directors shall present to the general meeting a profit and loss statement for the period since the last report or (in the event of presenting the initial report) or since the incorporation of the Company edited until the date that is not earlier than six months prior to the meeting, and in accordance with the provisions of the Law

Translation from Hebrew

pertaining thereto a balance sheet shall be prepared every year and shall be presented to the Company at the general meeting when it is made for the same date as the profit and loss statement. To the balance sheet will be attached the reports of the auditor and of the Board of Directors with regards to the affairs of the Company, the amount recommended for distribution as dividends and the amount recommended for transfer to a reserve fund, or for distribution of bonus shares, shall be attached to the balance sheet.

23.	Notices

23.1.	A notice or any other document may be delivered by the Company to any person whether by personal delivery or by registered mail to the address of such shareholder registered in the shareholders registry or according to such address that the shareholder notified the Company in writing as the address for delivering notices or other documents. Except where specified otherwise in bearer share certificates, their bearers shall not be eligible to receive notice regarding any general meeting of the Company.

23.2.	Any notice that the Company is entitled or required to provide according to the Articles, the Company shall provide to the shareholders, or any part of them also by advertising in two daily newspapers in the Hebrew language published in Israel.

23.3.	All notices that are required to be provided to the shareholders with respect to jointly owned shares shall be provided to the person whose name appears first in the shareholders registry and any notice provided in such manner shall be an adequate notification to all the shareholders.

23.4.	Every shareholder listed in the shareholders registry according to an address in Israel or abroad, shall be entitled to receive to such address any notice he is entitled to receive according to the Articles. Except for as set forth above, shareholders that are not listed in the shareholders registry shall not be entitled to receive any notice from the Company.

23.5.	Any notice or other document that is delivered or sent to a shareholder according to these Articles shall be deemed lawfully delivered and sent with respect to the shares held by him (whether with regards to the shares held solely by him or jointly with others) even though such shareholder was deceased or bankrupt at such time, (whether the Company knew of his passing or his bankruptcy and whether not) until such time as another person is registered in his stead as holder of the shares, and such delivery shall be deemed adequate delivery to his heirs, trustees, administrators or assignees and any other persons (if any) who have a right to the shares.

23.6.

Any notice or other document sent by mail according to an address in Israel shall be deemed delivered within 48 hours of the day the letter containing the notice or document was posted, and when needing to prove delivery it shall be sufficient to prove that the letter containing the notice or the document was addressed properly and provided to the post office. Non-delivery or notice regarding a meeting or any other notice to any shareholder shall not cause

Translation from Hebrew

cancellation of any resolution adopted in such meeting or annulment of proceedings based on such notice. Any regular entry in the Company ledger shall be considered prima facie evidence of delivery as set forth in such ledger.

24.	Reorganization of the Company

At the time the Company factory is sold, the Board of Directors may, or in the event of winding-up, the liquidators may, if permitted to do so by special resolution of the Company, receive fully or partially paid-up shares, debentures or securities of another Israeli or foreign company, whether incorporated or about to be incorporated for purpose of purchasing assets of the Company, or part thereof, and the Directors (if Company profits permit) or the liquidators (in case of winding-up) may divide between the shareholders such aforementioned shares or securities or any other property of the Company without realizing them or deposit them in the hands of trustees for the shareholders, and the general meeting by special resolution may decide to appraise the aforementioned securities or property at such price and manner as the meeting shall decide, and all shareholders shall be required to accept any appraisal or distribution approved as set forth above and to waive their rights on such matter, except, in the event the Company is about to be liquidated or is in the process of winding-up, for those legal rights (if any) that according to the provision of the Law may not be amended or limited.

25.	Insurance

The Company may engage under contract for insuring the liability of an officer of the Company as such term is defined in Section 96-24 of the Companies Ordinance (hereinafter: the “Officer”), for any of the following:

A.	Breach of duty of care towards the Company or towards any other person.

B.	Breach of fiduciary duty towards the Company, provided the Officer acted in good faith and had grounds to assume his actions would not harm the interests of the Company.

C.	Monetary liabilities imposed on him in favor of another person for an action carried out in his capacity as Officer of the Company.

26.	Indemnification

The Company may indemnify an Officer of the Company for any of the following:

A.	Monetary liability imposed on him in favor of another person according to a judgment, including a judgment granted in settlement or ruling of an arbitrator approved by the court, for any action carried out in his capacity as Officer of the Company.

B.	Reasonable litigation expenses, including attorney’s fees, expended by the Officer or obligated with by a court, in proceedings submitted against him by the Company or on its behalf or by another person, or in a criminal indictment of which he was acquitted, or for a criminal indictment in which he was convicted of an offence that does not require proof of criminal intent.

Translation from Hebrew

26.2	The Company is entitled to indemnify an officer of the Company, as aforementioned, post factum, and it may also grant an undertaking in advance to indemnify an officer of the Company, provided the undertaking is limited to the types of events that are foreseeable in the opinion of the Board of Directors at such time as the undertaking is granted, and to an indemnity amount that shall not exceed an amount in NIS equal to 25% of the Company’s share capital, at the time of indemnification, in accordance with the financial statements of the Company at such time.

27.	Winding-Up

27.1.	Shares of the Company are equal in right to capital paid out or credited as paid out on the par value of the shares, with regards to repayment of capital, and to participation in distribution of excess assets of the Company upon winding-up, and subject to special rights of shares, if any shares with special rights were issued.

27.2.	In the event the Company is liquidated, voluntarily or otherwise, the liquidator may, with the approval of a special resolution adopted at an extraordinary meeting, distribute in kind between the shareholders parts of the Company’s property, and it may, with similar approval, deposit any part of the Company’s property in the hands of trustees for the benefit of the shareholders as deemed suitable with the aforementioned approval deems fit.

M.S.B. Trusts (93) Ltd.	M.S.B. Holdings (1996) Ltd.

Ronen Kantor	David Kimhi

Yonatan Goldman	Daniel Weisser

Erez Rosenbuch

Today, December 5, 1999

Witness to the signatures:

Translation from Hebrew

Companies Ordinance

Company Limited By Shares

Amended and Restated

Memorandum of Association

of NextGen Biomed Ltd.

1.	The name of the Company is:

In Hebrew: NextGen Biomed Ltd.

In English: NextGen Biomed Ltd.

2.	The Purposes of the Company:

(a) engagement in investments and holdings of companies and properties

(b) Any other legal business purpose as determined from time to time by the board of directors of the Company.

3.	Limitation of Liability:

The liability of the members is limited.

4.	Share Capital:

The Company’s registered share capital is NIS 10,000,000, divided into 1,000,000,000 ordinary shares of NIS 0.01 per share.

The rights of the shares shall be as detailed in the Company’s articles of association.

We the undersigned wish to incorporate into a company pursuant to this Memorandum of Association and agree to each take the number of shares in the Company’s share capital as listed by its name.

Details of Signee	Address	Number of Shares Taken	Signature
Ronen Kantor I.D. 022382675	3A Zabotinsky St., Ramat-Gan	1

David Kimhi I.D. 27704477	3A Zabotinsky St., Ramat-Gan	1

Daniel Viser I.D. 069645364	3A Zabotinsky St., Ramat-Gan	1

Jonathan Goldman I.D. 310054291	3A Zabotinsky St., Ramat-Gan	1

Erez Rosenbuch I.D. 29387990	3A Zabotinsky St., Ramat-Gan	1

M.S.B. Holdings (1966) Ltd. P.C. 51-228269-0	3A Zabotinsky St., Ramat-Gan	1

M.S.B. Trusts (93) Ltd. P.C. 51-189520-3	3A Zabotinsky St., Ramat-Gan	1

Witness to signatures:

Noa Shefer